                                                                         March 10, 2011

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

                         This letter confirms that Ronald Cami and John E. Viola are authorized and designated to sign all securities related filings with the Securities and Exchange Commission, including Forms 3, 4 and 5, on my behalf. This authorization and designation shall be valid for three years from the date of this letter.

                                                                              Very truly yours,

                                                                              /s/ David Reintjes                                                                                                                         David Reintjes